Exhibit 10.13

December 28, 2005

Mr. Joseph P. Karczewski

SUBJECT: REVISED WTAS OFFER LETTER

Dear Joe:

It is with great pleasure that we extend an offer to you to join Wealth and Tax Advisory Services, Inc. (“WTAS”) under the following terms:

Function:	Tax Professional reporting to Mark L. Vorsatz, Chief Executive Officer

Title:	Managing Director

Starting Date:	Monday, February 6, 2006

Base Compensation:	Your compensation will be paid at the rate of $500,000 per annum (less applicable deductions), payable in accordance with WTAS’s regular payroll practices. At all times, you will be an “at-will” employee. If you resign or are terminated prior to 2008, you will not be entitled to any additional salary or bonus payments beyond the date of your termination.

Incentive Bonus:

For calendar years 2006, 2007 and 2008 you will be eligible to receive incentive bonus in an amount equal to twenty percent (20%) of the net revenue collected, greater than $2,000,000 up to $5,000,000, from Qualified Engagements (as defined below) by you during each period of time referred to above (calendar years 2006, 2007 and 2008).

The 2006, 2007 and 2008 incentive bonuses, if any, will each be payable in cash in the first quarter of the following year, and will be paid in accordance with WTAS’s then current policy with respect to payment of bonuses. In order to receive any incentive payment, you must be in “active working status” at the time of any Bonus payment. To be clear, you will not be entitled to receive any bonus under this paragraph if, during the period of time in question (2006, 2007 or 2008) you fail to collect fees in excess of $2,000,000 in 2006, $2,000,000 in 2007 or $2,000,000 in 2008).

For purposes of this agreement, “Qualified Engagements” shall mean clients for which you maintain primary relationship management responsibility or new client engagements managed by other Managing Directors which are a direct result of your introduction of the client to WTAS. When crediting qualified client engagements by Managing Directors, there will be an equitable sharing between such Managing Directors of net revenues for purposes of determining incentive bonus where both Managing Directors have an incentive agreement. The Managing Director leading the San Francisco office shall resolve any questions concerning Qualified Engagements in his or her sole discretion and such determination shall be conclusive, final and binding on the parties.

Retention Bonus:	You will be eligible to receive a retention award in an amount equal to $1,500,000 (“Retention Award”) on or about sixty (60) days, except if there is a blackout period, from the date you commence employment with WTAS (“Starting Date”). The Retention Award is subject to the HSBC Holdings plc Restricted Share Plan (the “Plan”), and the vesting requirements therein, consistent with this paragraph. Not later than sixty (60) days from the Starting Date, the Company will recommend to the Trustees of the Plan that the Retention Award be paid in restricted shares under the Restricted Share Plan. Assuming that the Trustees accept the recommendation of the Company the Restricted Shares will vest as follows: one-third (1/3) shares will vest March 2009, one-half (1/2) of the remaining shares will vest March 2010, and the remaining balance of shares will vest March 2011. Taxes, withholdings and other required applicable deductions will be made on the vesting date. In order to receive these restricted shares, you must be in an “active working status,” as set forth below, at the time of vesting and have satisfactorily performed your duties and responsibilities.

Discretionary Bonus:

You will also be eligible to receive a discretionary bonus pursuant to WTAS’s discretionary bonus plan. Under the WTAS discretionary bonus plan (Plan), any discretionary bonus will be awarded at the sole discretion of WTAS and may be based on factors including the performance and profitability of WTAS and your business area. In addition, any such discretionary bonus will be subject to the Plan. In accordance with the Plan, WTAS may recommend to the Trustees that a percentage of the discretionary bonus be awarded in Restricted Shares.

Furthermore, in order to be eligible for a discretionary bonus, you must be in an active working status at the time of the discretionary bonus payment.

Active Working Status:	For purposes of the agreement “active working status” means that an employee is not on any type of leave, or has not resigned (or given notice of his/her intention to resign) or has not been terminated from employment (or been given notice of his/her termination from employment).

Representation:

Except as set forth in the attached Exhibit A, you represent that you are free to accept employment with WTAS, without any contractual restrictions, express or implied, with respect to any of your prior employers, including, but not limited to, restrictive covenants, nonsolicitation restrictions or garden leaves. Your failure to disclose contractual restrictions with your prior employers shall constitute “cause” to terminate this agreement. You also represent that you are not subject to any litigation, arbitration or dispute relating to your prior and current employment and/or professional conduct, including litigation, arbitration or disputes involving clients or former clients other than those disclosed in Exhibit B. Furthermore, you represent that all information that you provide or provided to WTAS is complete and accurate, including the terms of your compensation at your current employment.

WTAS will indemnify you and provide legal counsel for you if you are named or threatened to be named as a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that you have resigned your employment with your current employer to begin employment with WTAS, or if a claim is brought stemming from any alleged breach by you of the restrictive covenants you entered into with your current employer (as set forth in Exhibit A) while acting on behalf of WTAS, if you have acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation.

Registration:	The position that you have been offered may require testing and/or registration. All necessary testing and/or registration requirements have been completed.

Resignation or Termination of Employment For Cause:	In the event that you resign or your employment is terminated by WTAS for cause at anytime, you will not be entitled to any discretionary bonus (discretionary or otherwise) or any termination payments, or any unvested Restricted Shares that may be awarded to you as part of your bonuses. You will be entitled to salary and other benefits earned prior to your resignation or termination.

For purposes hereof, “cause” shall mean that (i) you committed an act constituting a misdemeanor involving moral turpitude, or a felony under the laws of the United States or any state or political subdivision thereof; (ii) you violated a significant law, rule or regulation applicable to banks, investment banks, broker dealers, investment advisors, or the banking and securities industry generally; (iii) you committed an act constituting a breach of fiduciary duty, gross negligence, or gross misconduct; (iv) you engaged in conduct that violated a significant WTAS internal policy or procedure; (v) you committed an act of fraud, dishonesty or misrepresentation; (vi) you engaged in a conflict of interest or self-dealing; or (vii) you breached a material obligation as set forth in this Agreement or you failed to perform a material duty as an employee of WTAS, including the termination of your employment as a result of your death or permanent disability.

Termination of Employment Other Than For Cause:	In the event that your employment is terminated by WTAS other than for cause: (1) you will receive earned but unpaid salary through the date of the termination of your employment, but will not be eligible for any unpaid bonus compensation; (2) in consideration for you signing a general release of claims against WTAS, its officers, employees and affiliates, you will receive any unvested portion of your Retention Bonus; and (3) you will receive the value of any accrued but unpaid benefits, such as vacation pay, to which you are entitled under the WTAS benefit plans then in effect, and if applicable.

Non-Solicitation/Confidentiality:	In consideration of your employment and/or continued employment, you agree that, in order to protect and preserve WTAS’s strong proprietary interest in confidential client information and “Trade Secrets” (as defined below), to which you will have access and be privy as an employee of WTAS, beginning on the date that you executed this agreement and continuing through the 12 months after the last date of your employment, you will not (i) directly or indirectly solicit or induce any person who is employed with WTAS, or its subsidiaries or affiliates to terminate his or her employment with WTAS, or to accept employment with anyone or any entity other than WTAS; or (ii) directly or indirectly solicit or do business with any WTAS client or Potential Client (as defined below) in connection with a Competitive Business (as defined below); provided however, that this subparagraph (ii) shall not apply to Listed Clients on the condition that you reimburse WTAS for any amounts actually expended by WTAS in connection with transferring any Listed Client accounts from KPMG LLP to WTAS. For purposes of this paragraph, “Listed Clients” are those clients that you serviced during your employment with KPMG LLP that are listed on Exhibit C and that transferred their accounts to WTAS. For the purposes of this paragraph, “Potential Client” shall mean any prospective client that you have contacted, either orally or in writing, on behalf of WTAS, during the twelve (12) month period preceding the termination of your employment. “Competitive Business” shall mean any business that is in competition with any current or actively planned business of WTAS, you agree that this restrictive covenant applies to the above-described clients and Potential Clients of WTAS. This restrictive covenant will apply in full force and effect even in the event that you resign from or are terminated, with or without cause as defined above, by WTAS at any time from the date that you execute this agreement through twelve (12) months after the last date of your employment. Notwithstanding anything to the contrary herein, the Board of Directors shall have the authority to determine, in its sole discretion, whether it is in the best interest of WTAS to waive any or all of the restrictions set forth above. “Trade Secrets,” as referenced above, shall include, without limitation, WTAS’s (i) proprietary methodology for the preparation of tax returns; (ii) proprietary methodology for the creation and delivery of high value-added income, estate and gift strategies; and (iii) proprietary technology and/or methodology for the delivery of investment advisory services.

Compliance with WTAS’s Policies and Procedures:	You agree to comply fully with all WTAS’s Policies and Procedures, including but not limited to, all terms and conditions set forth in WTAS’s Employee Handbook and any other memoranda and communications pertaining to WTAS’s policies, procedures, rules and regulations. Failure to comply with all published policies and procedures may be grounds for disciplinary action by WTAS, up to and including termination.

Paid Time Off:	Twenty-five (25) days Paid Time Off (“PTO”) per annum.

Benefits:	Effective the thirty-first (31) day of your employment, you and your eligible dependents will be covered under WTAS’s health insurance plan, subject to its exclusions and limitations. Further details of your benefits will be discussed upon the commencement of your employment.

Governing Law:	This agreement will be governed by and construed in accordance with the laws of the State of New York.

Modification:	This agreement contains the entire understanding of the parties and supersedes all prior written and oral agreements or understandings on the subject of your employment by WTAS, and may be modified only in a document signed by the parties and referring explicitly hereto.

Nothing in this agreement is intended to guarantee you a term of employment at WTAS for a fixed period of time. Rather, you are an “at-will” employee. Either you or WTAS may terminate your employment at any time, for any reason or no reason at all, subject to the provisions of this agreement.

This offer of employment is subject to final reference checking and satisfactory completion of WTAS’s preemployment screening process. Furthermore, in compliance with the Immigration Reform and Control Act of 1986, each new employee, as a condition of employment, must complete an Employment Verification Form 1-9 and present proof of identity and employment eligibility. Please bring the necessary documentation on your first day of work.

If you accept this offer, please sign and date this letter in the spaces provided below and return a copy to me, Mark Vorsatz, WTAS, 101 Second Street, Suite 700, San Francisco, CA 94105, indicating your acceptance by January 6, 2006. A self-addressed envelope is enclosed for your convenience.

We look forward to having you on board.

Very truly yours,

/s/ Mark L. Vorsatz

Mark L. Vorsatz

Managing Director and Chief Executive Officer

Enclosure

I accept the conditions stated herein and will commence on: February 6, 2006

Signed:	/s/ Joseph P. Karczewski	Dated:	January 6, 2006
Joseph P. Karczewski

Strictly Confidential

Mr. Joseph P. Karczewski

December 28, 2005

Re:	Addendum to Revised WTAS Offer Letter Dated December 28, 2005

Dear Joe:

I understand that, during the process of our discussions, we have modified terms in response to your comments. In order to avoid any inconsistency regarding these issues, following is an addendum to your offer letter dated December 28, 2005:

“In the event that your performance is not at an adequate level, we will advise you in a written memorandum and you will have one (1) year to improve your performance to a satisfactory level before any action regarding your performance is considered.”

Please sign and date this letter in the spaces provided below and return a copy to me, Mark Vorsatz, WTAS, 101 Second Street, Suite 700, San Francisco, CA 94105. A self-addressed envelope is enclosed for your convenience.

Very truly yours,

/s/ Mark L. Vorsatz

Mark L. Vorsatz

Managing Director and Chief Executive Officer

Enclosure

I accept the conditions stated herein.

/s/ Joseph P. Karczewski	January 6, 2006
Joseph P. Karczewski	Date